Exhibit 10.1

June 17, 2022

Timothy M. Papp

[PERSONAL CONTACT INFORMATION REDACTED]

[PERSONAL CONTACT INFORMATION REDACTED]

Via electronic delivery

Dear Timothy:

It is a pleasure to confirm the offer extended to you to join DURECT Corporation, located at 10260 Bubb Road, Cupertino, California, 95014, as Chief Financial Officer, reporting directly to me.  We would like your start date to be July 1, 2022, but will depend on when you successfully complete a pre-employment drug screening and background verification.  As an exempt, regular employee, your starting semi-monthly salary will be $17,291.67, which equates to $415,000.00 on an annual basis. In addition, in connection with your commencement of employment, you will be granted an option to purchase 600,000 shares of DURECT Common Stock.  The vesting associated with the option is as follows: Stock options shall vest as to one-fourth (1/4) of the total shares subject to the option on the one-year anniversary of the date of grant and as to one-sixteenth (1/16) of the total shares subject to the option at the end of each three-month period following the one-year anniversary of the grant.  The per share exercise price for the option will be the fair market value of DURECT Corporation’s Common Stock on the date of the grant of the option. You will be eligible for annual equity grants commensurate with your position as Chief Financial Officer beginning calendar year 2023.

You will be eligible for an annual bonus consistent with the other officers of the Company, which in your case is currently a target of 40% of your annual base salary, with a breakdown of 95% based on the Company’s performance as a whole against the corporate objectives and 5% from performance against personal objectives. This bonus will be subject to proration based on your start date. The board of directors retains the discretion to adjust actual bonus payments.

In addition, your option awards will be subject to the terms of the Company’s change of control policy, which provides for certain vesting and severance benefits for Vice Presidents and above in the event of a qualifying termination of employment in connection with or within twenty-four months following a change in control.

Benefits

Effective the first of the month following your start date, you will be eligible to participate in the benefits enjoyed by an indefinite term employee, including medical, dental, vision, life and disability insurances.  You will be eligible for paid holidays, vacation accrual, and sick leave.  You may elect to participate in the 401(k) savings plan, the Employee Stock Purchase Plan, and a Section 125 Cafeteria Plan according to the terms and conditions governing participation in the plans.  If the terms and conditions governing any such benefit plan differ from any provision of this letter, the plan documents containing these terms and

DURECT Corporation | 10260 Bubb Road | Cupertino, CA 95014 | 408.777.1417

conditions will govern and take precedence. The Company agrees to pay your reasonable legal expenses incurred in the negotiation of this agreement.

This offer is contingent upon successful completion of a background investigation and pre-employment drug screening test due to the fact that DURECT is engaged in the development and manufacture of pharmaceutical products, including controlled substances.  Your representing agency, Spencer Stuart, will conduct your background investigation.  As for your pre-employment drug screening test, you will be notified by Justifacts Credential Verification, Inc. and given instruction on how to complete the drug check verification.  This must be completed and returned prior to your start date.

Authorization to Work

Federal regulations require that you establish your identity and authorization to work in this country, so this offer is necessarily contingent upon such proof.  Enclosed is a description of the original documents that are accepted. You will be required to provide them on your first day of work, at which time we or an authorized representative of the Company will meet with you to examine the original documents and ask that you complete the required “INS” form in their presence.

Agreements

The enclosed “Confidential Information and Invention Assignment Agreement” must be signed by you before you start your first day of work.  Please retain a copy for your records.

Your employment at DURECT is for an unspecified period of time and your relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either you or DURECT may terminate your employment relationship at any time for any reason or no reason, with or without notice.

Please indicate that these terms and conditions are acceptable and confirm your acceptance of this offer by signing and dating the original of this letter and returning it by June 21, 2022. You may retain a duplicate for your records.

Congratulations on your offer to join DURECT Corporation; we look forward to working with you.  Please do not hesitate to call me directly or Brenna Stauffer, Sr. Manager Human Resources, at (408) 864-7401 if you have any questions.

Sincerely,

/s/ James E. Brown, President & CEO

James E. Brown

President and Chief Executive Officer

JEB/bs

Enclosures

Understood and accepted:

Signature/s/ Timothy M. Papp DateJune 21, 2022

       Timothy Papp

DURECT Corporation | 10260 Bubb Road | Cupertino, CA 95014 | 408.777.1417